Exhibit (d)(5)

EXECUTION VERSION

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”) dated as of October 4, 2023, to the Agreement and Plan of Merger, dated as of August 14, 2023 (the “Agreement”), by and among: Harmony Biosciences Holdings, Inc., a Delaware corporation (“Parent”); Xylophone Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and Zynerba Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is made by and among Parent, Merger Sub and the Company (collectively the “Parties”).

W I T N E S S E T H :

WHEREAS, the Parties are party to the Agreement; and

WHEREAS, pursuant to Section 9.1 of the Agreement, the Parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein (the receipt and sufficiency of which is hereby acknowledged and agreed), the Parties agree as follows:

ARTICLE 1
DEFINITIONS
Section 1.1	Definitions.

(a)          Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

ARTICLE 2
AMENDMENTS TO AGREEMENT

Section 2.1	Amendments.

(a)          Section 2.2(c) of the Agreement is hereby amended by amending and restating the provision as follows:

“Payment of Funds; Acceptance. Without limiting the generality of Section 9.10, and subject to the penultimate sentence of this Section 2.2(c) Parent shall cause to be provided to Merger Sub, on a timely basis, all of the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer, which funds shall be deposited with the Paying Agent concurrently with or promptly following the Acceptance Time, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement, including to irrevocably accept for payment at the Acceptance Time and pay for, all of the shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable after the Acceptance Time.  Notwithstanding the foregoing, all payments with respect to shares of Company Common Stock underlying Company Compensatory Awards shall be made through the Surviving Corporation’s payroll and/or equity award maintenance systems, subject to withholding if required under applicable Tax Law.  Parent and Merger Sub shall, and each of Parent and Merger Sub shall ensure that all of their respective Affiliates shall, tender any shares of Company Common Stock held by them into the Offer.”

(b)          Section 3.7(d) of the Agreement is hereby amended by amending and restating the provision as follows:

“Immediately prior to the Effective Time, by virtue of, and as a condition to, the Merger and without any action on the part of the holder thereof, each Company Restricted Stock Award (x) that is outstanding immediately prior to the Effective Time and (y) of which the underlying shares of Company Common Stock were not validly tendered in the Offer, whether vested or unvested, shall be cancelled and automatically converted into the right to receive for each share of Company Common Stock underlying such Company Restricted Stock Award, without interest and subject to deduction for any required withholding under applicable Tax Law, (i) an amount in cash from Parent or the Surviving Corporation equal to the Common Cash Amount and (ii) one CVR.”

ARTICLE 3
MISCELLANEOUS

Section 3.1	No Other Amendment. Except as specifically amended hereby, the Agreement shall continue in full force and effect as written.

Section 3.2
Incorporation by Reference.  The provisions of Sections 9.1 (Amendment), Section 9.2 (Waiver), Section 9.4 (Entire Agreement), Section 9.5 (Governing Law; Jurisdiction),  Section 9.6 (Assignability; Parties in Interest), Section 9.7 (Notices), Section 9.8 (Severability), Section 9.9 (Counterparts; Effectiveness), Section 9.10 (Obligation of Parent), Section 9.11 (Specific Performance; Waiver of Jury Trial), and Section 9.12 (Construction) of the Agreement are hereby incorporated into this Amendment as if fully set forth herein, mutatis mutandis.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

HARMONY BIOSCIENCES HOLDINGS, INC.
a Delaware corporation

By:	/s/ Sandip Kapadia
Name: Sandip Kapadia
Title: Chief Financial Officer

XYLOPHONE ACQUISITION CORP.
a Delaware corporation

By:	/s/ Christian Ulrich
Name: Christian Ulrich
Title: Secretary

ZYNERBA PHARMACEUTICALS, INC.
a Delaware corporation

By:	/s/ Armando Anido
Name: Armando Anido
Title: Chief Executive Officer

[Signature page to Amendment No. 1 to Agreement and Plan of Merger]